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                                                                  EXHIBIT 16.01


                       [LETTERHEAD OF PEAT MARWICK LLP]




June 19, 1997

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for At Home Corporation and, under the date of May 29, 1996, except as to Note 7, which is as of August 1, 1996, we reported on the financial statements of At Home Corporation as of December 31, 1995 and for the period from March 28, 1995 (inception) to December 31, 1995. In April, 1997, our appointment as principal accountants was terminated. We have read At Home Corporation's statements included under "Change in Independent Auditors" in its Form S-1, as amended on June 19, 1997 and we agree with such statements, except that we are not in a position to agree or disagree with At Home Corporation's statement that the change was approved by the Board of Directors.

                                       /s/ KPMG Peat Marwick LLP